    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1997
                                                     REGISTRATION NO.

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            ROCK OF AGES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              3281                             030153200
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                             772 GRANITEVILLE ROAD
                          GRANITEVILLE, VERMONT 05654
                                 (802) 476-3121
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                KURT M. SWENSON
   PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS
                            ROCK OF AGES CORPORATION
                             772 GRANITEVILLE ROAD
                          GRANITEVILLE, VERMONT 05654
                                 (802) 476-3121
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                          Copies of Communications to:

                 KENT A. COIT, ESQ.                                 JORGE L. FREELAND, ESQ.
      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP         GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN & QUENTEL,
                  ONE BEACON STREET                                          P.A.
             BOSTON, MASSACHUSETTS 02108                             1221 BRICKELL AVENUE
                   (617) 573-4800                                    MIAMI, FLORIDA 33131
                (617) 573-4822 (FAX)                                    (305) 579-0500
                                                                     (305) 579-0717 (FAX)

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-33685


     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



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
================================================================================================================
                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF SECURITIES             AMOUNT TO          OFFERING        AGGREGATE OFFERING      AMOUNT OF
         TO BE REGISTERED            BE REGISTERED     PRICE PER SHARE           PRICE         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
 Class A Common Stock, par value
  $.01 per share..................      373,750            $18.50             $6,914,375            $2,096
================================================================================================================


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     This registration statement is being filed with respect to the registration of additional shares of Class A Common Stock, par value $.01 per share, of Rock of Ages Corporation, a Delaware corporation, for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the earlier effective registration statement (File No. 333-33685) are incorporated in this registration statement by reference.



     The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Graniteville, Vermont on October 21, 1997.



                                          ROCK OF AGES CORPORATION



                                          By:      /s/ KURT M. SWENSON

                                            ------------------------------------

                                            Name: Kurt M. Swenson


                                            Title: President, Chief Executive
                                                   Officer and


                                               Chairman of the Board of
                                                   Directors



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kurt M. Swenson and Richard C. Kimball and each of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution and revocation for such person and in such person's name, place and stead, in any and all capacities, to execute any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 21, 1997.



               SIGNATURE                                          TITLE
----------------------------------------   ---------------------------------------------------
          /s/ KURT M. SWENSON              President, Chief Executive Officer and Chairman of
----------------------------------------     the Board of Directors (Principal Executive
            KURT M. SWENSON                  Officer)

         /s/ GEORGE R. ANDERSON            Senior Vice President, Chief Financial Officer,
----------------------------------------     Treasurer and Director (Principal Financial
           GEORGE R. ANDERSON                Officer)
         /s/ RICHARD C. KIMBALL            Vice Chairman and President, Memorials Division,
----------------------------------------     and Director
           RICHARD C. KIMBALL

           /s/ JON M. GREGORY              President, Quarry Division and Director
----------------------------------------
             JON M. GREGORY

                                           Senior Vice President, Barre and Canada
----------------------------------------     Manufacturing Operations and Director
            MARK A. GHERARDI

       /s/ G. THOMAS OGLESBY, JR.          President, Keystone Memorials, Inc. and Director
----------------------------------------
         G. THOMAS OGLESBY, JR.

          /s/ PETER A. FRIBERG             Senior Vice President, Memorial Sales and Director
----------------------------------------
            PETER A. FRIBERG

          /s/ CHARLES M. WAITE             Director
----------------------------------------
            CHARLES M. WAITE
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


                                 EXHIBIT INDEX



EXHIBIT
 NUMBER                                        DESCRIPTION
--------                                       -----------
   5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
  23.1      Consent of KPMG Peat Marwick LLP
  23.2      Consent of KPMG Peat Marwick LLP
  23.3      Consent of KPMG Peat Marwick LLP
  23.4      Consent of KPMG Peat Marwick LLP
  23.5      Consent of Greene and Company, L.L.P.
  23.6      Consent of Greene and Company, L.L.P.
  23.7      Consent of Greene and Company, L.L.P.
  23.8      Consent of Greene and Company, L.L.P.
  23.9      Written consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in the opinion filed as Exhibit 5.1)
  24.       Power of Attorney (set forth on the signature page of this Registration Statement)
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